Exhibit 99.1

LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE
AND REPORTS 2009 THIRD QUARTER FINANCIAL RESULTS

Conference Call and Webcast at 11:00 a.m. Eastern Time

The Woodlands, Texas, October 27, 2009 – Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three and nine months ended September 30, 2009.

“We advanced our fourth drug candidate into Phase 2 clinical trials during the third quarter, as we continue to focus our resources on the research and development of our most promising programs,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon.  “We are now looking forward to reporting Phase 2 clinical results from our four programs in patients over the next 12 months, including top-line results from LX1031 in November 2009.”

Key Developments

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Lexicon completed patient enrollment ahead of schedule in a Phase 2a clinical trial of its drug candidate for non-constipating irritable bowel syndrome (IBS), LX1031, an inhibitor of tryptophan hydroxylase that acts locally in the gastrointestinal tract.  Top-line data from the trial is expected to be available in November 2009, with detailed results available in the first quarter of 2010.

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Lexicon completed Phase 1 studies of its drug candidate for type 2 diabetes, LX4211, an inhibitor of sodium-glucose cotransporter 2 (SGLT2).  The company also initiated a Phase 2a clinical trial of the drug candidate in patients with diabetes.  In the Phase 1 clinical trial, LX4211 was well tolerated at all dose levels and produced a dose-dependent increase in urinary glucose excretion.  LX4211 also demonstrated a favorable pharmacokinetic profile supporting the potential for once daily dosing.  The Phase 2 clinical trial is designed as a four-week, randomized, double-blind, placebo-controlled study to evaluate the safety and tolerability of LX4211 and its effect on biomarkers associated with type 2 diabetes.  The trial will be conducted in the United States and is expected to enroll 36 patients with non-insulin dependent type 2 diabetes.  Top-line data from the trial is expected to be available in the first quarter of 2010.

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Lexicon advanced LX2931, an inhibitor of sphingosine-1-phosphate (S1P) lyase, into a Phase 2a study in patients with rheumatoid arthritis.  The Phase 2 clinical trial is designed as a 12-week, randomized, double-blind, placebo-controlled study to evaluate the safety and tolerability of LX2931 and its effects on symptoms associated with rheumatoid arthritis.  The study will include up to 120 patients and will be conducted at multiple centers in the United States and Eastern Europe.  Top-line data from the trial is expected to be available in the third quarter of 2010.

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Lexicon continues to enroll patients in a Phase 2a study of its drug candidate for carcinoid syndrome, LX1032, an inhibitor of tryptophan hydroxylase that reduces peripheral serotonin production without affecting brain serotonin levels.  The Phase 2 clinical trial is designed as a randomized, double-blind, placebo-controlled study to evaluate the safety and tolerability of LX1032 and its effects on symptoms associated with carcinoid syndrome.  The study will include up to 28 patients with carcinoid syndrome who are symptomatic despite treatment with currently available therapy.  Top-line data from the trial is expected to be available by the third quarter of 2010.

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In October 2009, Lexicon completed the public offering and sale of 38.3 million shares of its common stock at $1.50 per share.  The net proceeds of the offering were $55.2 million, after deducting underwriting discounts and offering expenses.

Financial Results

Revenues:  Lexicon’s revenues for the three months ended September 30, 2009 decreased 72 percent to $2.1 million from $7.5 million for the corresponding period in 2008.  The decrease was primarily attributable to reduced revenues under Lexicon’s alliances with Bristol-Myers Squibb, N.V. Organon and Genentech, Inc., partially offset by increases in revenue under the company’s collaboration with Taconic Farms, Inc.  For the nine months ended September 30, 2009, revenues decreased 64 percent to $9.3 million from $26.0 million for the corresponding period in 2008.

Research and Development Expenses:  Research and development expenses for the three months ended September 30, 2009 decreased 29 percent to $19.3 million from $27.3 million for the corresponding period in 2008.  The decrease was primarily attributable to lower external preclinical research and development expenses as well as lower salary and benefit costs.  For the nine months ended September 30, 2009, research and development expenses decreased 26 percent to $62.4 million from $84.9 million for the corresponding period in 2008.

General and Administrative Expenses:  General and administrative expenses for the three months ended September 30, 2009 decreased eight percent to $4.6 million from $5.0 million for the corresponding period in 2008.  The decrease was primarily attributable to lower consulting expenses.  For the nine months ended September 30, 2009, general and administrative expenses decreased 10 percent to $15.0 million from $16.7 million for the corresponding period in 2008.

Net Loss Attributable to Lexicon Pharmaceuticals, Inc.:  Net loss for the three months ended September 30, 2009 was $19.1 million, or $0.14 per share, compared to a net loss of $23.5 million, or $0.17 per share, in the corresponding period in 2008.  Net loss for the nine months ended September 30, 2009 was $60.8 million, or $0.44 per share, compared to a net loss of $61.4 million, or $0.45 per share, for the corresponding period in 2008.  For the three and nine months ended September 30, 2009, net loss included non-cash, stock-based compensation expense of $1.3 million and $4.1 million, respectively.  For the three and nine months ended September 30, 2008, net loss included non-cash, stock-based compensation expense of $1.4 million and $4.8 million, respectively.

Cash and Investments:  As of September 30, 2009, Lexicon had $87.3 million in cash and investments net of its obligations under the credit line secured by its auction rate securities, as compared to $106.9 million as of June 30, 2009 and $158.8 million as of December 31, 2008.  The $87.3 million in cash and investments as of September 30, 2009 does not include the $55.2 million in net proceeds the company recently received from its public offering in October 2009.

Lexicon Conference Call:
Lexicon management will hold a conference call to discuss its clinical development progress and financial results for the third quarter of 2009 at 11:00 a.m. Eastern Time on October 27, 2009.  The dial-in number for the conference call is 888-220-1244 (within the US/Canada) or 706-679-5615 (international).  The conference ID for all callers is 17788499.  Investors can access a live webcast of the call at www.lexpharma.com.  An archived version of the webcast will be available on the website through November 2, 2009.

About Lexicon
Lexicon is a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease.  Lexicon currently has five drug candidates in development for autoimmune disease, carcinoid syndrome, diabetes, glaucoma and irritable bowel syndrome, all of which were discovered by Lexicon’s research team.  Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets.  Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs.  For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of LX1031, LX1032, LX2931, and LX4211 and the potential therapeutic and commercial potential of LX1031, LX1032, LX2931, and LX4211.  This press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information.  All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to successfully conduct clinical development of LX1031, LX1032, LX2931, and LX4211 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements.  Information identifying such important factors is contained under “Factors Affecting Forward-Looking Statements” and “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission.  Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:
Jason Ray
Manager, Corporate Communications and Investor Relations
281/863-3225
jray@lexpharma.com

Lexicon Pharmaceuticals, Inc.

Selected Financial Data
Consolidated Statements of Operations Data	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$1,650	$7,202	$8,042	$22,789
Subscription and license fees	481	310	1,246	3,182
Total revenues	2,131	7,512	9,288	25,971
Operating expenses:
Research and development, including stock-based compensation of $733, $836, $2,328 and $2,913, respectively	19,320	27,344	62,404	84,868
General and administrative, including stock-based compensation of $547, $583, $1,750 and $1,868, respectively	4,568	4,990	14,993	16,749
Total operating expenses	23,888	32,334	77,397	101,617
Loss from operations	(21,757)	(24,822)	(68,109)	(75,646)
Gain (loss) on investments, net	185	(3,322)	1,008	(3,322)
Interest income	103	956	669	5,155
Interest expense	(785)	(675)	(2,180)	(2,020)
Other expense, net	(516)	(535)	(2,037)	(1,621)
Consolidated loss before income taxes	(22,770)	(28,398)	(70,649)	(77,454)
Income tax benefit	102	—	102	—
Consolidated net loss	(22,668)	(28,398)	(70,547)	(77,454)
Loss attributable to noncontrolling interest in Symphony Icon, Inc.	3,526	4,939	9,772	16,011
Net loss attributable to Lexicon Pharmaceuticals, Inc.	$(19,142)	$(23,459)	$(60,775)	$(61,443)

Net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	$(0.14)	$(0.17)	$(0.44)	$(0.45)

Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	137,313	136,796	137,240	136,796

Consolidated Balance Sheet Data	As of September 30,	As of December 31,
(In thousands)	2009	2008
	(unaudited)
Cash and investments, including cash and investments held by Symphony Icon, Inc.	$125,146	$158,798
Obligations under line of credit	(37,835)	—
Cash and investments, net of obligations under line of credit	87,311	158,798

Property and equipment, net	60,090	65,087
Goodwill	25,798	25,798
Total assets	223,684	261,508
Deferred revenue	15,293	19,884
Current and long-term debt, including line of credit	67,614	30,492
Noncontrolling interest in Symphony Icon, Inc.	475	10,247
Accumulated deficit	(548,170)	(487,395)
Total Lexicon Pharmaceuticals, Inc. stockholders’ equity	129,424	185,580